UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 6, 2008

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive

Poway, California 92064

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 6, 2008, the Board of Directors of Digirad Corporation (the “Company”) approved a compensation policy for the Company’s non-employee directors. Pursuant to the policy, each non-employee director is entitled to receive an initial grant of restricted stock units in an amount equal to $40,000 at the then-applicable fair market value of the Company’s Common Stock as determined under the 2004 Stock Incentive Plan, and a similar annual grant of restricted stock units at each subsequent annual meeting of stockholders. Such restricted stock units shall vest monthly over a 12-month period and be subject to additional holding periods and other conditions to be determined by the Board of Directors at the time of grant. In addition, each non-employee director shall receive an annual cash retainer in the amount of $29,000, to be paid quarterly. The Chairman of the Board, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Corporate Governance Committee shall each receive additional annual compensation in the amount of $15,000, $10,000, $5,000 and $5,000, respectively. All committee members will receive $1,000 per committee meeting attended.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 6, 2008, the Board of Directors of the Company approved the salaries to be paid to the Company’s executive officers for the 2008 fiscal year and adopted the Company’s 2008 Executive Bonus Plan for the 2008 fiscal year (the “2008 Bonus Plan”).

For the 2008 fiscal year, the base salaries for Mark Casner, the President and Chief Executive Officer of the Company, Todd Clyde, the Executive Vice President and Chief Financial Officer of the Company, Michael Keenan, the President of the Company’s wholly-owned subsidiary, Digirad Imaging Solutions, Inc., and Marc Shapiro, the Senior Vice President of Human Resources, will be increased to $335,000, $270,000, $250,000 and $210,000, respectively.

Under the terms of the 2008 Bonus Plan, the Company will create a bonus pool payable to the Company’s executive officers upon the achievement of certain revenue and net income goals. Bonuses shall be payable if the Company has positive net income and the Company’s revenue is greater than or equal to $85,433,000 for the 2008 fiscal year. Bonuses shall also be payable if the Company’s net income, excluding stock-based compensation expense, is greater than or equal to $1,851,000 for the 2008 fiscal year. Lesser individual bonus awards are payable at increments of 95% and 98% of the revenue and net income goals, as revenue and net income meets each such level. If the Company’s revenue and net income goals are achieved, the bonus payable to Mr. Casner, Mr. Clyde, Mr. Keenan and Mr. Shapiro shall be $202,000, $121,500, $112,500 and $75,600, respectively. If the Company exceeds 105% of its revenue and net income goals, then additional bonuses shall be payable to Mr. Casner, Mr. Clyde, Mr. Keenan and Mr. Shapiro in the amount of $50,000, $24,000, $24,000 and $20,000, respectively.

The Company also approved a grant of stock options pursuant to the 2004 Stock Incentive Plan to Mr. Casner, Mr. Clyde, Mr. Keenan and Mr. Shapiro in the amounts of 75,000, 40,000, 45,000 and 15,000, respectively. The options shall vest over a four-year period in 48 monthly increments and be exercisable subject to optionee continuing to be a service provider on each such date.

The Board of Directors had discretion to pay up to $40,000 per executive officer for reaching personal goals regardless of whether the Company achieves its revenue or net income goals. For reaching personal goals in fiscal year 2007, Mr. Casner, Mr. Clyde, Mr. Keenan and Mr. Shapiro earned discretionary cash bonuses in the amount of $25,000, $15,000, $15,000 and $10,000, respectively.

To the extent executive officers are eligible to receive a bonus under the 2008 Bonus Plan any bonus will be paid following the audit of the Company’s financial statements for the 2008 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Todd Clyde
Todd Clyde Chief Financial Officer

Date: February 12, 2008